Exhibit 99.1
MPS Announces Results of 2011 ‘Say on Pay’ Vote, Achieves Dismissal of Derivative Lawsuit

SAN JOSE, Calif. June 18, 2012--Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced that on June 13, 2012, the United States District Court for the Northern District of California granted MPS’ motion to dismiss a shareholder derivative lawsuit against MPS, its directors and its former compensation consultant.  The plaintiff, a shareholder of MPS, had alleged that the directors breached their fiduciary duty of loyalty by approving increases in compensation for MPS’ officers during 2010.  The court ruled that the plaintiff failed to set forth specific facts to show that the board of directors of MPS either rejected or could not have objectively considered a demand made by the plaintiff.  The court gave the plaintiff leave to amend the complaint on or before July 2, 2012.

MPS is represented in this case by William Freeman of Jones Day.

MPS also today announced that at the MPS 2012 annual meeting of stockholders held on June 14, 2012, the stockholders of MPS approved, on an advisory basis, the 2011 compensation of MPS’ executive officers and reelected three current directors of the company.  The vote in favor of the resolution to approve the 2011 compensation of the company’s executive officers was approximately 93.6% of the votes cast on the resolution, and each of the three directors was re-elected with more than 97.6% of the shares present at the meeting. Michael Hsing, the CEO of MPS, was quoted as saying “We are grateful for the vote of confidence from our stockholders that this vote represents, as well as the recognition of the steps that we have taken in the last twelve months to reinvent our organization, align our executive compensation with the interests of our stockholders and with current market practices.”

Following the 2011 annual meeting of stockholders, MPS undertook an examination of its executive compensation program as a whole, and made certain changes to its compensation policies and decisions for the remainder of 2011 and 2012:

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MPS made significant adjustments to the CEO’s compensation and as a result, more than 50% of the CEO’s total compensation, including short term and long term incentives, are subject to performance vesting, and setting long-term performance goals that focus on the Company’s growth and profitability.

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MPS imposed restrictions on the maximum cash bonus the Compensation Committee can award to the executives based on pre-established performance criteria.  The Compensation Committee continues to have the ability to exercise its negative discretion, but does not have the upward discretion to award cash exceeding the maximum cash bonus.

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Beginning in 2012, 50% of the equity compensation payable to all of the company’s named executive officers will be in the form of performance-based equity awards, rather than awards that vest based solely on the passage of time.

•	Beginning in 2012, MPS adopted metrics that are used to determine the short term performance-based incentive that differ from the long term performance-based incentive.

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MPS  adopted a Compensation Recoupment Policy, which MPS refers to as a “clawback policy,” that permits the Company’s Board to recoup any excess performance-based cash compensation paid to key members of the MPS executive team if the financial results on which the performance-based cash compensation awards were based are restated due to fraud or intentional misconduct by the executive;

•	MPS adopted significant stock ownership guidelines that are applicable to the Company’s named executive officers; and

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MPS adopted a policy prohibiting its directors and officers from engaging in certain hedging and monetization transactions with respect to the Company securities that they hold without prior approval. The policy also prohibits the Company’s directors and officers from engaging in any short sales of the Company’s securities.

“Our Board and management believe these adjustments to our compensation program align the interests of our executives and stockholders and strengthens our business.” said Michael Hsing, CEO and Chairman of the Board for MPS.  “We are gratified that our stockholders recognized and supported the significant changes we have made in the last twelve months, despite a poorly researched and subjective report from Glass Lewis, a proxy advisory firm, which recommended to its clients to vote against the proposal to approve our executive compensation and also recommended “withhold” votes on our director nominees.  Fortunately, the vast majority of our stockholders appropriately disregarded that recommendation and voted to re-elect our directors and in favor of the advisory resolution to approve our proposals.”

Safe Harbor Statement

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including, among other things, MPS’ expectations regarding ongoing litigation. These forward-looking statements are not historical facts or guarantees of future performance or events, are based on current expectations, estimates, beliefs, assumptions, goals, and objectives, and involve significant known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed by these statements. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ include, but are not limited to, the litigation strategy of the plaintiff in the above referenced litigation, any future adverse ruling from the United States District Court for the Northern District of California with respect to that litigation, the execution and effectiveness of our current and future compensation practices and policies and other important risk factors identified in MPS’ SEC filings, including, but not limited to, its Form 10-K filed on March 12, 2012.  The forward-looking statements in this press release represent MPS’ current expectations, as of the date hereof, not predictions of actual events. MPS assumes no obligation to update the information in this press release.

About Monolithic Power Systems
Monolithic Power Systems (MPS) is a fabless semiconductor company specializing in high-performance analog ICs. Founded in 1997, MPS’s core technology is its innovative and proprietary manufacturing process combined with superior analog circuit design capabilities across system-level and end customer applications. These combined advantages enable MPS to deliver highly integrated monolithic products that offer energy efficient and cost-effective solutions. MPS product families include DC/DC converters, LED drivers and controllers, Class-D audio amplifiers, battery chargers and protections, USB and current-limit switches and AC/DC offline products. MPS has over 900 employees worldwide, located in the United States, China, Taiwan, Korea, Japan and across Europe.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Meera Rao
Chief Financial Officer
Monolithic Power Systems, Inc.
408-826-0777
investors@monolithicpower.com